Exhibit 4.67

SUPPLEMENTAL LETTER

To:	Aegean Traders Inc. Trust Company Complex Ajeltake Road Ajeltake Island Majuro MH 96960 Marshall Islands

-and-

Iguana Shipping Company Limited 5/2 Merchants Street Valletta Malta

From:	WestLB AG Woolgate Exchange 25 Basinghall Street London EC2V 5HA England

10 June 2010

Dear Sirs

Loan agreement dated 20 June 2008 (as amended and supplemented by a supplemental agreement dated 8 October 2009 and as amended and restated by an amending and restating agreement dated 18 January 2010, the “Loan Agreement”) made between us as lender (the “Lender”) and (ii) you as joint and several borrowers (the “Borrowers”) in respect of a facility of (originally) up to US$103,200,000.

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Letter.

We refer to your request that we consent to the extension of the Relevant Period so that it expires on 31 December 2010 instead of 23 May 2010.

We hereby confirm our agreement to your request subject to the terms and conditions of this letter.

1	We confirm that the Loan Agreement shall be amended (with effect from the date on which the Borrowers sign the acknowledgement to this letter) as follows:

(a)	by deleting the date “23 May 2010” from the first line of the definition “Relevant Period” in clause 1.1 thereof and replacing it with the date “31 December 2010”; and

(b)

by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by the second supplemental letter agreement hereto and as the same may from time to time be further supplemented and/or amended”.

2	Loan Agreement and Finance Documents. The Borrowers hereby agree with the Lender that other than as amended and/or supplemented by this Letter, the provisions of the Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect and the Lender reserves the right at any time to demand repayment in full of all sums made available to the Borrowers under the Loan Agreement.

3	Representations and Warranties. The Borrowers hereby represent and warrant to the Lender that:

(a)	the representations and warranties contained in the Loan Agreement are true and correct on the date of this letter as if all references therein to “this Agreement” were references to the Loan Agreement as supplemented by this Letter; and

(b)	this letter comprises the legal, valid and binding obligations of the Borrowers enforceable in accordance with its terms.

4	Amendment Fee. The approval and consent of the Lender to the arrangements set out in this Letter is subject to the payment by the Borrowers to the Lender on the date of this Letter of an a non-refundable arrangement fee of $30,000.

5	Notices. Clause 27 (Notices) of the Loan Agreement shall extend and apply to this letter as if the same was (mutatis mutandis) herein expressly set forth.

6	Law and Jurisdiction This letter shall be governed by, and construed in accordance with, English law and Clause 29 (Law and Jurisdiction) of the Loan Agreement shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this letter.

Yours faithfully

/s/ Illegible
for and on behalf of
WESTLB AG, LONDON BRANCH

Accepted and agreed

/s/ Dr. Clarissa Cefai
Director
for and on behalf of
AEGEAN TRADERS INC.

/s/ Dr. Clarissa Cefai
Director
for and on behalf of
IGUANA SHIPPING COMPANY LIMITED

Dated 10 June 2010

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ George Economou
Director for and on behalf of
DRYSHIPS INC.

3